GM FINANCIAL COMPLETES PURCHASE OF INTERNATIONAL
OPERATIONS UNITS IN EUROPE AND LATIN AMERICA FROM ALLY FINANCIAL
FORT WORTH, TEXAS April 2, 2013 - GENERAL MOTORS FINANCIAL COMPANY, INC. ("GM Financial" or the "Company"), a wholly-owned subsidiary of General Motors Company, announced that it has acquired the equity interests in the top-level holding companies that comprise substantially all of Ally Financial, Inc.'s ("Ally") auto finance and financial services business in Europe and Latin America. The purchase includes operations in Germany, United Kingdom, Italy, Sweden, Switzerland, Austria, Belgium, the Netherlands, Chile, Colombia and Mexico.
"Completing the purchase of these operating units is an important step in ensuring the availability of competitive financing for GM customers and dealers worldwide. Having a strong international auto finance capability will allow us to expand our support of GM's global growth strategy beyond the U.S. and Canada," said President and CEO Dan Berce.
The international operations will continue to offer a full range of retail and lease financing, dealer loans and related services. The international leadership team and employees will transition to GM Financial with no disruption to the service provided to GM customers and stakeholders.
"The strength of our existing relationships with GM dealers in Europe and Latin America will be further enhanced as their captive auto finance company in these regions," said Mark Bole, President of International Operations for GM Financial. "Through this acquisition, the opportunities to enhance our product offerings and generate incremental sales for GM have increased significantly."
The purchase agreements between GM Financial and Ally, announced in November 2012, also include international operations in France, Brazil, and China which are pending certain regulatory and other approvals and are expected to close later in the year.

About GM Financial
General Motors Financial Company, Inc. is a wholly-owned subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. For more information, visit www.gmfinancial.com.

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